Exhibit
8

                           ROGERS & WELLS LLP
                             200 Park Avenue
                         New York, New York 10166
                           Tel:  (212) 878-8000
                           Fax:  (212) 878-8375


July 10, 1998

American Real Estate Investment Corporation
Plymouth Meeting Executive Campus
620 West Germantown Pike, Suite 200
Plymouth Meeting, PA 19462

Re:REIT Status of American Real Estate Investment
Corporation

Ladies and Gentlemen:

We have acted as special counsel to American Real Estate
Investment Corporation, a Maryland
corporation (the "Company") and the general partner of American Real Estate Investment, L.P., a
Delaware limited partnership (the "Operating Partnership"), in connection with the preparation and filing of the Company's Registration Statement on Form S-3
(as the same may be amended or
supplemented from time to time, the "Registration
Statement") with the Securities and Exchange
Commission (the "Commission") under the Securities Act of
1933, as amended, covering the offer
and sale by the Company from time to time of up to $500,000,000 aggregate initial offering price of
(a) shares of common stock, par value $0.001 per share (the
"Common Stock") and (b) shares or
fractional shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary
Shares") evidenced by depositary receipts
(the "Depositary Receipts").  The Common Stock, the
Preferred Stock and the Depositary Shares are collectively referred to as the "Securities." The
Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to the prospectus (the
"Prospectus" and each, a "Prospectus
Supplement"). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinion expressed herein, we have examined and relied on the following items:

              1.     The Registration Statement;

              2.     The Company's Charter;

              3.     The Amended and Restated Agreement of
Limited Partnership of the Operating
Partnership dated December 12, 1997; and

              4.     Such other documents, records and
instruments as we have deemed necessary
in order to enable us to render the opinion referred to in this letter.

American Real Estate Invesment Corporation
Page 2
July 10, 1998


In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine,
(iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company and the Operating
Partnership at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed the accuracy of the statements and descriptions of the Company's and the Operating
Partnership's intended activities as described in the Registration Statement and that the Company and the Operating Partnership have operated and will continue to operate in accordance with the method of operation described in the Registration Statement.

For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations, dated July 10, 1998, provided to us by the Company and the Operating
Partnership. These representations generally relate to the classification and operation of the Company as a REIT and the organization and operation of the Operating Partnership.

Based upon and subject to the foregoing, we are of the opinion that:

       (1)  Commencing with its taxable year ended December
31, 1993, the Company was and is
organized in conformity with the requirements for qualification as a REIT under the Code and that the present and proposed method of operation of the Company and the Operating Partnership, as described in the Registration Statement and as represented by the Company and the Operating
Partnership, will permit the Company to continue to so qualify; and

American Real Estate Invesment Corporation
Page 3
July 10, 1998

       (2) The information in the Registration Statement under the heading "Federal Income Tax
Considerations" has been reviewed by us and, to the extent that it constitutes matters of law, summaries of legal matters or documents, or legal conclusions, is correct in all material respects.

The opinion stated above represents our conclusions as to the application of the federal income tax laws existing as of the date of this letter to the transactions contemplated in the Registration Statement and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Further, the opinion set forth above represents our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinion referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate of Representations.

The opinion set forth in this letter: (i) is limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for your benefit and may not be provided to or relied upon by any person or entity other than you without our express consent.
                                           Very truly
yours,

                                           /s/ Rogers &
Wells LLP